LBG CLBILS Facility Letter

Exhibit 10.1

For the purposes of the Legal Writings (Counterparts and Delivery) (Scotland) Act 2015 this Facility Letter is delivered on         October 2020

FACILITY LETTER

LLOYDS BANK PLC

funding of

£19,000,000

to

SCHUH LIMITED

IMPORTANT NOTICES

This template is drafted to be compliant with the Complex Lending Roadmap (including the Coronavirus Large Business Interruption  Loan Scheme Appendix) which can be found on the Lloyds Banking Group Debtdomain platform at www.debtdomain.com.  External counsel should ensure that the most up to date version of this template is downloaded from the Lloyds Banking Group Debtdomain platform. To the extent changes are made to this letter it should be reviewed by external counsel prior to execution to ensure it complies with the policies, procedures and guidance set out in the most recent version of the Complex Lending Roadmap (including the Coronavirus Large Business Interruption  Loan Scheme Appendix) which can be found on the Lloyds Banking Group Debtdomain platform at www.debtdomain.com.  A short form Roadmap scorecard (which can be found on the Lloyds Banking Group Debtdomain platform) requires to be prepared by external counsel in respect of each final form letter prepared using this template.

GENERAL CORPORATE LENDING FACILITY PROVIDED PURSUANT TO THE CORONAVIRUS LARGE BUSINESS INTERRUPTION LOAN SCHEME

L138\011\EH8765602.1

For the purposes of the Legal Writings (Counterparts and Delivery) (Scotland) Act 2015 this Facility Letter is delivered on         October 2020

Lloyds Bank plc 25 Gresham Street London EC2V 7HN For the Attention of: Tej Matharu
Schuh Limited (Company Number SC125327) 1 Neilson Square Deans Industrial Estate Livingston EH54 8RQ
October 2020

Dear Sirs,

REVOLVING CREDIT FACILITY OF £19,000,000

We are pleased to offer Schuh Limited (the "Borrower") a revolving credit facility of £19,000,000 (the "Revolving Credit Facility"). This offer is open for acceptance by the Borrower until 12 October 2020, when it will lapse. If accepted, this letter and its schedules will form the agreement between the Borrower and the Lender for the Revolving Credit Facility.

This Revolving Credit Facility is supported by the Coronavirus Large Business Interruption Loan Scheme, managed by the British Business Bank on behalf of, and with the financial backing of, the Secretary of State for Business, Energy and Industrial Strategy.

CLBILS guarantee

The Lender's ability to provide the Borrower with the Revolving Credit Facility is dependent upon the Lender receiving a guarantee from the UK Government under the Coronavirus Large Business Interruption Loan Scheme. The guarantee provides the Lender with a partial guarantee, should the Borrower default on repaying an Advance under the Revolving Credit Facility.

The Borrower is responsible for the payment of an Advance under the Revolving Credit Facility

The Coronavirus Large Business Interruption Loan Scheme guarantee is provided to the Lender and not to the Borrower. The Borrower remains responsible for repaying all Advances under the Revolving Credit Facility at all times.

The definitions which shall apply to this letter are given in Schedules 4, 9 and 10.

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1.	Conditions Precedent

The Revolving Credit Facility will not be available until the Lender has received, in form and substance satisfactory to it, the documents and evidence detailed in Schedule 1. If the Lender has not received such documents and evidence in form and substance satisfactory to it before the date falling 6 months after the date of this Facility Letter, the Revolving Credit Facility shall not be made available.

2.	The Revolving Credit Facility
2.1.	Purpose

The Borrower may only use the Revolving Credit Facility for the Specified Purpose.

2.2.	Drawdown
2.2.1.

Subject to clause 2.2.2, the Borrower may draw the Revolving Credit Facility by way of Advances by giving a Notice of Drawdown (which shall be irrevocable) no later than 11 am one Business Day before the proposed date of drawdown (which must be a Business Day).

2.2.2.	Drawdown of each Advance shall be conditional upon the Lender being satisfied that:
(a)	the Lender has received, in form and substance satisfactory to it, the documents and evidence detailed in Schedule 1;
(b)	no Default or, in the case of a Rollover Advance, no Event of Default has occurred or would result from drawdown of the Advance;
(c)	the representations and warranties made pursuant to clause 6 on the date on which the Advance is drawn are correct and would be correct immediately after such Advance is drawn;
(d)	the amount of the Advance requested is a minimum of £50,000 (and an integral multiple of £50,000) and, in any event, does not exceed the Available Facility; and
(e)	there are no more than 4 Advances outstanding at any time.
2.3.	Availability

The Revolving Credit Facility shall cease to be available on the Maturity Date when the Advances under the Revolving Credit Facility shall become immediately repayable unless the Lender has agreed otherwise in writing.

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2.4.	Repayment

Each Advance under the Revolving Credit Facility shall (subject to the other provisions of this letter) be repaid by the Borrower on the last Business Day of the Interest Period in relation thereto and shall then be available for redrawing subject to clause 2.2 above.

2.5.	Interest
2.5.1.	Interest Period
(a)	Each Advance has only one Interest Period.
(b)	The Interest Period for an Advance (subject to paragraph (c) below and/or as otherwise agreed by the Lender) shall be three months.
(c)	No Interest Period may be selected which extends beyond the Maturity Date.
2.5.2.	Payment of interest

The Borrower will pay interest in arrears on each Advance on each Interest Payment Date at an annual rate which is the sum of (1) the Margin and (2) the Base Rate.

2.6.	Non Utilisation

The Borrower shall pay quarterly in arrears on the last Business Day of each quarter (and on the date of any cancellation or prepayment pursuant to clause 2.7 or 2.8, in relation to the amount of any Advances under the Revolving Credit Facility thereby cancelled or prepaid) a non-utilisation fee of sixty seven and a half per cent (67.5%) of the Margin on undrawn amounts of the Revolving Credit Facility for the period commencing on the date of this letter and ending on Maturity Date, which shall be debited to the nominated account of the Borrower with the Lender.

2.7.	Voluntary Cancellation

Subject to compliance with the terms of clause 2.8, the Borrower may cancel all or part of the undrawn Revolving Credit Facility provided that it has given the Lender at least five Business Days' (or such shorter period as the Lender agrees) notice in writing of its intention to cancel.

2.8.	Mandatory Prepayment and Cancellation

The Borrower will prepay the Advances and will cancel the undrawn amount of the Revolving Credit Facility (including the amount arising from any such prepayment) on the occurrence of any of:

2.8.1.	a Sale;

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2.8.2.	a Listing;
2.8.3.	a Change of Control; or
2.8.4.	a Senior Management Event.

The terms of clause 2.9 shall apply to any prepayment or cancellation under this clause 2.8.

2.9.	Restrictions
2.9.1.	Any undrawn amount of the Revolving Credit Facility which is cancelled (or prepaid in terms of clause 2.8) is not available for redrawing.
2.9.2.	Any notice of cancellation under this letter shall be irrevocable.
2.9.3.

Any cancellation or prepayment under this letter shall be of an amount of not less than £250,000 and an integral multiple of £250,000 (or the drawn balance of the Revolving Credit Facility) and shall be made together with accrued interest on the amount prepaid and any other amounts payable to the Lender under this letter.

2.9.4.

Without prejudice to Clause 2.6, any cancellation or prepayment under this letter may be made without payment of any fee or penalty. No such amount will be payable in the event of a cancellation or prepayment which requires to be made pursuant to the terms of clause 11.

2.9.5.	Any prepayment of any amount under this letter shall be made on the last day of an Interest Period in respect of such amount.
2.9.6.	The Borrower may not repay, prepay or cancel all or any part of the Advances under the Revolving Credit Facility except at the times and in the manner provided for in this letter.
3.	Hedging

The Borrower, after consultation with the Lender, shall enter into such interest rate protection agreements or foreign currency transactions (with such party or parties and on such terms as in each case are acceptable to the Lender and the Borrower) regarding its exposure to interest rates or foreign exchange rates as the Borrower and the Lender may agree from time to time.  Any fee or premium payable to the Lender in connection with any such arrangements between the Lender and the Borrower shall be payable by the Borrower within 3 Business Days of written demand and the Borrower hereby indemnifies the Lender (and any member of the Lender Group) within 3 Business Days of written demand against all and any liabilities, losses, damages, costs and other amounts which may arise out of or in connection with such arrangements between the Lender and the Borrower (including, without limitation, the termination or closing out of such arrangements) save to the extent resulting from the gross negligence or wilful default of the Lender (or any member of the Lender Group).  For the avoidance of doubt, the Lender

EH8765602.1	4

shall not be responsible for any loss or expense that the Borrower may suffer as a result of its entering into any such interest rate protection agreements or foreign currency transactions.

4.	Default Interest
4.1.

If the Borrower fails to pay any sum under or in relation to an Advance made under the Revolving Credit Facility on its due date then the Borrower will pay interest on it at the Default Rate until it is paid.

4.2.	Default interest payable must be paid monthly in arrear and if not paid will itself bear interest at the Default Rate.
5.	Security
5.1.

The Borrower will, as security for the Revolving Credit Facility and any other money owing or incurred to the Secured Parties by any Group Company, deliver or procure delivery of the Security Documents detailed in Schedule 1.

5.2.

The Borrower will enter into such further Security Documents in favour of the Security Trustee as the Security Trustee may reasonably require from time to time and will procure that each Group Company will enter into such Security Documents in favour of the Security Trustee as it shall notify to the Borrower from time to time and all such Security Documents will secure the Revolving Credit Facility and any other money due, owing or incurred to the Secured Parties by any Group Company.

5.3.

The Borrower will procure the entering into of a share pledge by Holdings over the entire issued share capital of the Borrower in favour of the Security Trustee within ten Business Days of a written request by the Security Trustee to do so, if such request includes a draft share pledge and all other associated documents, each in substantially the same form as that previously agreed between the Borrower and the Security Trustee, and prior to the date of such request the Security Trustee has arranged for the register of members of the Borrower to be updated to reflect the discharge of the shares pledge previously granted in favour of the Security Trustee (formerly known as Lloyds TSB Bank plc) on 10 November 2010.

6.	Representations and Warranties

The Borrower by signing this letter makes the representations and warranties set out in Schedule 2 on the date of this letter and repeats them on the date on which any Advance under the Revolving Credit Facility is drawn, on each Interest Payment Date and on each Test Date.

7.	Covenants

The Borrower covenants with the Lender that from the date of its acceptance of this letter until all the Borrower's obligations under it have been discharged:

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7.1.	General Covenants

The Borrower will at all times comply and procure compliance by each Group Company with the general covenants set out in Schedule 3.

7.2.	Financial Covenants

The Borrower will at all times comply with the financial covenants set out in Schedule 4.

7.3.	Financial Information Covenants

The Borrower will at all times comply with the financial information covenants set out in Schedule 5.

8.	Default and Indemnity
8.1.	If an Event of Default occurs and has not been waived by the Lender in writing, the Lender may by notice in writing to the Borrower:
8.1.1.

declare that all or part of any Advance made under the Revolving Credit Facility are due and payable together with accrued interest and all other amounts outstanding under the Finance Documents; and/or

8.1.2.	cancel any part of the Revolving Credit Facility then undrawn; and/or
8.1.3.

require repayment (immediately or otherwise as the Lender may require) of any Advances made under the Revolving Credit Facility together with accrued interest and all other amounts outstanding under the Finance Documents; and/or

8.1.4.	take any steps to enforce (or instruct the Security Trustee to enforce) any Security Right or exercise any rights of the Lender under any of the Finance Documents; and/or
8.1.5.	require that interest is payable on any Advances made under the Revolving Credit Facility at the Default Rate.
8.2.

The Borrower will indemnify (and keep indemnified) the Lender within three Business Days of written demand, against any loss or expense, including legal fees, which the Lender sustains or incurs as a consequence of:

8.2.1.	any Default;
8.2.2.	any payment of principal being received other than as provided in clause 2.4 or an overdue amount being received other than on its due date;
8.2.3.	any payment of interest other than as provided in clause 2.5;
8.2.4.	any Advances under the Revolving Credit Facility not being drawn down by the Borrower after the Borrower has delivered a Notice of Drawdown; or

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8.2.5.	any Advances under the Revolving Credit Facility not being cancelled or prepaid by the Borrower in accordance with any notice of cancellation under clause 2.7.

The Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid, cancelled or prepaid or any Advance made under the Revolving Credit Facility (or part thereof).

8.3.

If a Default occurs then (while it is continuing unwaived) the Lender shall be entitled to initiate an investigation of, and/ or instruct the preparation of a report (accounting, legal, valuation or otherwise including, without limitation, a Valuation) on the business and affairs of the Borrower and/or any Group Company which the Lender considers necessary to ascertain the financial position of the Borrower, all fees and expenses incurred by the Lender in so doing being payable by the Borrower.

9.	Taxes, Increased Cost
9.1.

All payments by the Borrower to the Lender under this letter shall be free and without deduction of Tax unless the Borrower is required by law to make a payment subject to deduction or withholding of Tax, in which case the amount payable by the Borrower will be sufficiently increased to ensure that the Lender receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made.  If the Lender subsequently receives a Tax credit which is referable to the increased payment and which enhances its position, then it will reimburse the Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the Tax credit.

9.2.

If the Lender incurs an Increased Cost, then the Borrower will within 3 Business Days of written demand indemnify it and pay to it the amount the Lender certifies as payable.  The Lender will disclose, in reasonable detail, the basis of its calculation but not any matter which it considers confidential.

9.3.	Clause 9.2 does not apply to the extent any Increased Cost is attributable to the wilful breach by the Lender of any law or regulation.
10.	Payment, Set Off and Interest Calculations
10.1.

All payments of principal, interest or commission will be paid to the Lender at the Borrower's branch unless the Lender otherwise directs and shall be in cleared Sterling funds.  If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable under the Finance Documents, the Lender shall apply that payment towards the obligations of the Group Companies under the Finance Documents in such order as the Lender considers appropriate and any such appropriation shall override any instructions by any Group Company.

10.2.	All payments to be made by any Group Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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10.3.

All sums of interest or commission will accrue on a daily basis and be calculated on the basis of a year of 365 days and for the actual number of days elapsed.  Interest shall continue to accrue on sums due following decree or judgement as well as before it, and at the same rate.

10.4.

Any certificate or determination by the Lender of any amount of principal, interest, commission or costs, expenses or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on each Group Company.

10.5.

Where the due date for payment of any amount under any Finance Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.6.

The Lender may use any credit balance there may be on any accounts of the Borrower towards payment of any amounts owed by the Borrower to the Lender under the Finance Documents without prior notice to the Borrower, whether such balances are in Sterling or any other currency or are deposited for fixed or determinable periods (and if the amounts are in different currencies, the Lender may convert either amount at a market rate of exchange in its usual course of business for the purpose of the set off).

10.7.

The Lender may set off any matured obligation due from the Borrower against any matured obligation owed by the Lender to the Borrower regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

10.8.

The Lender shall not be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate at which any currency may be bought or sold by the Lender.

10.9.

If the Borrower fails to pay any amount due to the Lender in Sterling but makes such payment in another currency, the Borrower shall indemnify the Lender against the full cost incurred by the Lender (including all costs, charges and expenses) of converting that payment into Sterling.

10.10.

In the event that (1) any currency in which any of the obligations under the Finance Documents are denominated from time to time is changed or replaced at any time after the date of this letter (whether as a result of the introduction of, changeover to or operation of a single or unified European currency or otherwise) and/or (2) any price source for the euro or the national currency of any member state of the European Union disappears or is replaced and/or (3) any market conventions relating to the fixing and/or calculation of interest are changed or replaced, the Finance Documents will be amended to the extent that the Lender (acting reasonably) considers to be required in order to reflect those circumstances.

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11.	Illegality

If, in the opinion of the Lender, the introduction of any law or regulation or change in its interpretation, makes it unlawful for the Lender to maintain all or any part of the Revolving Credit Facility or carry out all or any of its obligations in relation to them then the Lender will serve notice to that effect on the Borrower and that notice will release the Lender from those obligations. The Borrower will then repay to the Lender any Advances made under the Revolving Credit Facility together with any other sums payable to the Lender under this letter on the last day of the Interest Period during which the Lender serves notice under this clause 11.

12.	Assignation, Transfer and Securitisation
12.1.	This letter is for the benefit of the Borrower and the Lender and their successors and assignees and transferees.
12.2.	The Borrower may not assign, transfer or otherwise dispose of all or any of its rights, obligations or benefits under this letter.
12.3.

To the extent permitted by the terms of the Coronavirus Large Business Interruption Loan Scheme, the Lender will be entitled to (1) assign any of its rights and/or (2) transfer or otherwise dispose of any of its rights, benefits or obligations (a "Transfer") under the Finance Documents to any other person (the "Transferee") in any manner that it sees fit. The Borrower undertakes to execute and to procure that each Group Company will execute all documents the Lender may reasonably require to give effect to an assignation, transfer or other disposal. Following such Transfer the Borrower shall have recourse only to the Transferee in respect of that portion of the Lender's obligations transferred to the Transferee.

12.4.

The Lender will be entitled to enter into any sub-participation, or any trust or other contractual arrangement or disposal (or any other transaction under which payments are to be made by reference to the Finance Documents or any Group Company) with any person or entity in relation to any rights or obligations under the Finance Documents in any manner that it sees fit and (subject to clauses 12.6 and 15.3 below) to provide information in relation to the Borrower to such persons for such purpose.

12.5.

In addition to the other rights provided to the Lender under this clause 12, the Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under the Finance Documents to secure the obligations of the Lender.

12.6.

The Lender will be entitled to disclose to its advisers and to any prospective or actual assignee, any party to a securitisation, transferee or participant, any insurer, any other member of the Lender Group, its auditors, advisers or applicable regulatory authority, any rating agency, any other person or entity who enters or proposes to enter into any transaction as referred to in this clause 12 with the Lender in relation to the Finance Documents and any other person to whom the Lender believes it is reasonable to disclose information in connection with any proposed transaction referred to in this clause 12 (in

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each case, together with their professional advisers) all information, including any confidential information, financial information and any other information given to the Lender in relation to this letter.

13.	Notices and Electronic Communication
13.1.	Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.
13.2.

The address and fax number (if any) (and the department or officer, if any, for whose attention the communication is to be made) of the Lender for any communication or document to be made or delivered under or in connection with this letter is that specified in the signing block of the Lender below or any substitute address, fax number or department or officer as the Lender may notify to the other parties by not less than five Business Days' notice.

13.3.

The address of the Borrower for any communication or document to be made or delivered under or in connection with this letter is its registered office at the time such communication or document is made or delivered.  The fax number of the Borrower for any communication or document to be made or delivered under or in connection with this letter is the fax number most recently provided to the Lender by the Borrower.

13.4.	Subject to clause 13.5 below, any communication made or document made or delivered by one person to another under or in connection with this letter will only be effective:
(a)	if by way of fax, when received in legible form; or
(b)	if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of the address details referred to in clause 13.2 above, if addressed to that department or officer.

13.5.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with its name above (or any substitute department or officer as the Lender shall specify for this purpose).  Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Group Companies.

13.6.

The Lender may rely upon any communication by telephone or fax or purporting to be on behalf of the Borrower by anyone notified to the Lender as being authorised to do so, without enquiry by the Lender as to authority or identity.  The Borrower agrees to indemnify the Lender against any liability incurred or sustained by the Lender as a result.

13.7.	Any communication to be made between the Lender and the Borrower under or in connection with the Finance Documents may be made by electronic mail or other

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electronic means (including, without limitation, by way of posting to a secure website) if the Lender and the Borrower:
13.7.1.	agree in writing that, unless and until notified to the contrary, this is to be an accepted form of communication;
13.7.2.	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
13.7.3.	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
13.8.	Any such electronic communication as specified in clause 13.7 above will be effective only when actually received (or made available) in readable form.
13.9.

Any electronic communication which becomes effective, in accordance with clause 13.8 above, after 5:00 p.m. in the place in which the party to whom the relevant communication is sent or made available has its address for the purpose of this letter shall be deemed only to become effective on the following day.

13.10.	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with clauses 13.7 to 13.9 above.
14.	Press Release

The Borrower and the Lender shall agree the terms of any public announcement or press release concerning the terms of this letter.

15.	Miscellaneous
15.1.

No failure or delay by the Lender in exercising any right or remedy under any Finance Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

15.2.

If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

15.3.	The Lender may disclose such information in connection with CLBILS:
15.3.1.	as set out in any information declaration or data protection and disclosure declaration provided by the Borrower in connection with the Revolving Credit Facility; and
15.3.2.	to whom information is required or requested to be disclosed by the Lender under the guarantee from the UK Government to the Lender under the Coronavirus

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Large Business Interruption Loan Scheme or otherwise in connection with the Coronavirus Large Business Interruption Loan Scheme.
15.4.	The schedules referred to in this letter shall form part of this letter.
15.5.

Save to the extent expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contract (Third Party Rights) (Scotland) Act 2017.

16.	Expenses
16.1.	The Borrower will pay or reimburse to the Lender (on a full indemnity basis) within 3 Business Days of written demand:
16.1.1.

all legal, accountancy, valuation (including the costs referred to in clause 17.2 below), due diligence and other fees, costs and expenses or Tax charged to or reasonably incurred by the Lender in connection with the negotiation, preparation, execution, perfection, amendment or waiver of the Finance Documents; and

16.1.2.

all legal, accountancy, valuation (including the costs referred to in clause 17.2 below), due diligence and other fees, costs and expenses or Tax charged to or reasonably incurred by the Lender in connection with the enforcement of, or the preservation of any rights under any of the Finance Documents.

The Borrower authorises the Lender to debit any operating account it has with the Lender with the amount of any such fees, costs, expenses or Tax which is payable from time to time.

16.2.

All payments (including in respect of costs and expenses) payable by the Borrower under the Finance Documents are calculated without regard to VAT or any other Tax of a similar nature which may be chargeable in connection with that payment. If any VAT or other Tax is so chargeable, it shall be paid by the Borrower at the same time as it makes the relevant payment and the Lender shall deliver a valid VAT invoice equal to the amount of that Tax.

16.3.

Where a Finance Document requires the Borrower to reimburse the Lender for costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender within any applicable grace period for payment against all VAT or other Tax of a similar nature incurred by the Lender in respect of those costs and expenses but only to the extent that the Lender (acting reasonably) determines that it is not entitled to credit or repayment from the relevant Tax authority in respect of that Tax.

17.	Valuation
17.1.

The Lender shall be entitled, at its discretion, to have a valuation of the assets of the Group or any part or parts of them carried out from time to time by an independent surveyor or valuer (to be appointed at the Lender's sole discretion) and the Borrower consents to any such valuation report being prepared and agrees to provide such access

EH8765602.1	12

and other assistance as may be reasonably required by the Lender for such purposes and, the Borrower shall ensure that any tenant or other occupier of any property owned by any Group Company shall ensure access and assistance is provided for the foregoing purposes.

17.2.	The Borrower shall pay to the Lender within 3 Business Days of written demand the reasonable and properly incurred costs of:
17.2.1.	a Valuation obtained by the Lender on an annual basis; and
17.2.2.

a Valuation obtained by the Lender at any time following the occurrence of a Default or where a Default is likely to occur as a result of obtaining that Valuation, provided that the Valuation discloses that the suspected Default in question has in fact occurred.

17.3.	The Lender shall bear the costs of any Valuation which is not covered by clause 17.2.
18.	Counterparts
18.1.	This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.
18.2.	Where executed in counterparts:
18.2.1.

unless otherwise agreed between the Lender and the Borrower, this letter shall not take effect until each of the counterparts has been delivered in accordance with the Legal Writings (Counterparts and Delivery) (Scotland) Act 2015 (the "Counterparts Act");

18.2.2.	each counterpart will be held as undelivered until the Lender and the Borrower agree a date on which the counterparts are to be treated as delivered;
18.2.3.	the counterparts shall be treated as a single document pursuant to the Counterparts Act; and
18.2.4.

the Lender and the Borrower may choose to evidence the date of delivery of this letter by inserting it on the cover page and at the top of page 1 in the blank provided for the delivery date of this letter.

18.3.

The Lender and the Borrower agree that where a person is nominated under section 2(1) of the Counterparts Act to take delivery of one or more of the counterparts, the obligations and/or duties of that person under section 2(3) of the Counterparts Act shall be excluded and such person shall hold such counterparts in accordance with any other arrangements agreed between the parties.  The Lender and the Borrower agree that this clause is for the benefit of any such nominated person and can be relied upon by such person notwithstanding that such person may not be a party to this letter.

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19.	Law

This letter (and any non-contractual obligations arising out of or in connection with it) will be governed by and construed in accordance with the laws of Scotland and the Borrower submits to the jurisdiction of the courts of Scotland.

Yours faithfully

....................................................

for and on behalf of

Lloyds Bank plc

Address for notice:  25 Gresham Street, London EC2V 7HN

Fax number (if any):N/A

Attention:Tej Matharu

Agreed and accepted on behalf of Schuh Limited

By.................................Director

...................................Director/Secretary

Date:

Important Notice:  As with any legally binding agreement, we recommend that you consult your solicitor or other independent legal adviser before accepting this letter.

EH8765602.1	14

This is the Schedule 1 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Drawdown
1.1	A Notice of Drawdown in the name of Schuh Limited in respect of £19,000,000.
2.	Security
2.1	A first floating charge from the Borrower in favour of the Security Trustee.
2.2	First and only standard securities over each of the Properties in favour of the Security Trustee.
2.3	Not used.
2.4	A guarantee by Genesco in favour of the Security Trustee and on account of the obligations of each Group Company to the Secured Parties.
2.5	A mortgage debenture by Schuh Ireland in favour of the Security Trustee.
2.6	A guarantee by Schuh Ireland, Holdings and the Borrower in favour of the Security Trustee.
2.7	A share pledge by the Borrower over the entire issued share capital of Schuh Ireland in favour of the Security Trustee.
2.8	A copy of all other notices and acknowledgements required to be sent under the Security Documents executed by the Borrower and acknowledged by any relevant counterparty.
2.9	The Intercreditor Agreement signed by Genesco (Jersey) Limited and the Borrower, together with a completed Form 466 in relation to each floating charge altered by the Intercreditor Agreement.
2.10	The Security Trust Agreement signed by the Borrower.
3.	Financial Information
3.1	The Original Financial Statements.
3.2	Financial Statements of each Group Company (other than the Borrower) for the period to 31 January 2020.
3.3	The management accounts of each Group Company for the period to August 2020.
3.4	Whatever other information regarding the trading and financial position of each Group Company that the Lender may reasonably require.

EH8765602.1	15

4.	Insurance

Evidence, by way of a letter from the Borrower's insurance brokers addressed to the Lender of the insurance cover in force and evidence that each insurance policy and the cover thereunder complies with the terms of this letter and the necessary premia have been paid.

5.	Refinancing
5.1

Evidence that all Borrowings of and Security Rights (other than Permitted Security Rights), guarantees and indemnities granted by any Group Company have been or will be discharged at or before drawdown.

5.2	Details of all bonds, indemnities and guarantees issued by any bank or other person on behalf of any Group Company.
5.3	The letters setting out the terms of the Ancillary Facility.
6.	Administrative/Secretarial
6.1	A copy of the constitutional documents of each Group Company which is a party to any of the Finance Documents, Holdings and Genesco.
6.2

A Certified Copy of the board minutes of each Group Company which is a party to any of the Finance Documents, Holdings and Genesco evidencing that the directors of those companies have considered the issues of commercial benefit, solvency and unlawful distributions in the context of the Security Documents, have considered the financial position of each such company and of the Group in the context of the transactions referred to in this letter and have concluded that each such company has net assets and is solvent at and immediately after the granting of the Security Documents to which it is a party.

6.3	An Officer's Certificate in respect of each Group Company which is a party to a Finance Document, Holdings and Genesco.
6.4	The CLBILS Eligibility Criteria Certificate.
6.5	The data protection and disclosure declaration in the form set out in Schedule 11 and the information declaration in the form set out in Schedule 12, each duly signed, dated and completed.
6.6	The product profile, in the form provided by the Lender to the Borrower prior to the date of this Facility Letter, duly signed, dated and completed.
6.7	A Certified Copy of a unanimous resolution of the members of Schuh Ireland approving the entering into by it of the Finance Documents to which it is a party.
6.8	A group structure chart in relation to the Group Companies and each shareholder (direct or indirect) in the Borrower and each other Group Company and showing all intra-Group indebtedness.

EH8765602.1	16

6.9	The information and evidence required by the Lender to comply with its anti-money laundering procedures and any "know your customer" or similar identification procedures.
7.	Property
7.1

A clear search in the Property and Personal Registers for the relevant prescriptive periods or clear Land Register reports, as the case may be, together with clear searches in the Register of Inhibitions against the Borrower showing:

7.1.1	no adverse entries;
7.1.2

an advance notice as defined in the Land Registration etc. (Scotland) Act 2012 for each Standard Security giving not less than twenty protected Business Days beyond the date of the relevant Security Document; and

7.1.3	no other advance notices as defined in the Land Registration etc. (Scotland) Act 2012 (except as consented to in writing by the Lender).
7.2

A signed and dated reliance letter relative to the report on title prepared in relation to Neilson Square by Morton Fraser LLP on 1 February 2008, such reliance letter to be prepared by Morton Fraser LLP and addressed to the Lender relating to Neilson Square.

7.3

A signed and dated reliance letter to the certificate of title prepared in relation to Distribution Park by Morton Fraser LLP on 1 November 2013, such reliance letter to be prepared by Morton Fraser LLP and addressed to the Lender relating to Distribution Park.

7.4	All necessary Land Register of Scotland application forms in relation to Neilson Square and Distribution Park duly completed, accompanied by payment of the applicable Land Register of Scotland fees.
8.	Miscellaneous
8.1

Payment of an amount equal to all fees payable by the Borrower pursuant to this letter, any outstanding fees of the Lender's solicitors together with evidence of arrangements satisfactory to the Lender to meet the Borrower's legal fees.

8.2	A legal opinion of Dickson Minto W.S., legal advisers to the Lender as to Scots law, substantially in the form agreed by the Lender prior to the date of signing of this letter.
8.3	A legal opinion of Matheson, legal advisers to the Lender as to Irish law, substantially in the form agreed by the Lender prior to the date of signing of this letter.
8.4	A legal opinion of Bass Berry & Sims plc, legal advisers to the Borrower as to Tennessee law, substantially in the form agreed by the Lender prior to the date of signing of this letter.
8.5	A legal opinion of Walkers (Jersey) LLP, legal advisers to the Lender as to Jersey law, substantially in the form agreed by the Lender prior to the date of signing of this letter.
8.6	A certificate of an authorised signatory of Holdings certifying that:

EH8765602.1	17

8.6.1	it has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Borrower; and
8.6.2	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of the Borrower certified by an authorised signatory of Holdings to be correct, complete and not amended or superseded as at a date no earlier than the date of this letter.

8.7

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document for the validity and enforceability of any Finance Document.

EH8765602.1	18

This is the Schedule 2 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

1.	each Group Company is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;
2.

the Facility Letter and the Finance Documents constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or other similar laws affecting the enforcement of the rights of creditors generally;

3.	no Group Company has any Borrowings (other than Permitted Borrowings) and no Security Right (other than a Permitted Security Right) exists over the property or assets of any of them;
4.

the Borrower has its "centre of main interests" (as that term is used in Article 3(1) of the EUIR) in the United Kingdom and has no "establishment" (as that term is used in Article 2(h) of the EUIR) in any jurisdiction outside the United Kingdom;

5.	no Event of Default and, on the date of this letter, no Default has occurred and is continuing unwaived;
6.

each Group Company has power to own its assets and to enter into and comply with its obligations in terms of the Finance Documents and has taken all necessary action to authorise its entry into and performance of the Finance Documents and the transactions contemplated thereby;

7.

(subject to (i) the registration of the Security Documents at the Land Register of Scotland, at Companies House, Edinburgh under the Companies Act 1985 or 2006 and at the Companies Registration Office of Ireland, together with payment of all associated fees; (ii) the registration of the Irish Law Mortgage Debenture at the Companies Registration Office in Ireland under section 409 of the Companies Act 2014 of Ireland; and (iii) the delivery of a completed Form 466 in relation to each floating charge altered by the Intercreditor Agreement together with a certified copy of the Intercreditor Agreement to Companies House, Edinburgh for registration pursuant to Section 466 of the Companies Act 1985) everything has been done (including obtaining any necessary Authorisations) in order (1) for each Group Company to comply with its obligations under the Finance Documents and (2) to ensure that those obligations are legally binding and enforceable;

8.	execution of and compliance with the Finance Documents does not cause any Group Company to breach:

EH8765602.1	19

8.1	any law, regulation, judicial or official order to which it is subject;
8.2	its constitutional documents; or
8.3	any agreement, instrument, letter, undertaking or restriction to which it is a party or subject;

and will not result in the imposition of any Security Right (other than under a Finance Document) on any of its assets;

9.

save as disclosed to the Lender in compliance with paragraph 2.2 of Schedule 3 and to the best of its knowledge and belief (having made due and careful enquiry), no litigation is current, pending or threatened against any Group Company or its assets, which if adversely determined, would likely to have a Material Adverse Effect, nor is there subsisting any unsatisfied judgement or award given against any of them by any court, arbitrator or other body;

10.

each Group Company has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted;

11.

the Original Financial Statements delivered to the Lender in terms of Schedule 1 were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the end of the relevant financial year and its results of operations during the relevant financial year and to the best of its knowledge and belief (having made due and diligent enquiry) there has been no material adverse change in the business, assets or financial condition of the Group since the date of those statements, other than where such material adverse change has been caused solely by impacts from COVID-19;

12.

the management accounts of each Group Company delivered to the Lender in terms of Schedule 1 have been prepared with due care and attention and accurately reflect the financial position of the Group in all material aspects as at their date and there has been no material adverse change in the business, assets or financial condition of the Group since the date of those accounts, other than where such material adverse change has been caused solely by impacts from COVID-19;

13.	the copies of all Certified Copy documents and other documents delivered to the Lender are true, accurate and complete in all material respects;
14.

the most recent Financial Statements of the Group were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the end of the relevant financial year and its results of operations during the relevant financial year and there has been no material adverse change in the business, assets or financial condition of the Group since the date of those statements, other than where such material adverse change has been caused solely by impacts from COVID-19;

15.

the most recent management accounts of the Group have been prepared with due care and attention and accurately reflect the financial position of the Group in all material aspects as at their date and there has been no material adverse change in the business,

EH8765602.1	20

assets or financial condition of the Group since the date of those accounts, other than where such material adverse change has been caused solely by impacts from COVID-19;
16.

on drawdown of each Advance under the Revolving Credit Facility, the Borrower will be the beneficial owner of the issued share capital of each other Group Company free from any Security Right (other than a Permitted Security Right);

17.

each Group Company holds all licences and consents (including Environmental Licences) necessary for the ownership of its property and which allow it to comply with the terms of the Finance Documents and to conduct its business and has complied in all material respects with those licences and consents and with Environmental Law;

18.

no Dangerous Substance has been used, disposed of or released at or from any property owned or occupied by a Group Company or (to the best of the Borrower's knowledge) from any adjoining property, which, in either case, is likely to result in a liability which would be reasonably likely to have a Material Adverse Effect;

19.

each Group Company is either owner or licensee of all Intellectual Property Rights which are material in the context of its business and use of them does not infringe any Intellectual Property Rights of any third party party in any respect which has, or is reasonably likely to have, a Material Adverse Effect;

20.	no Group Company is or has at any time:
20.1

been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Act 2004);

20.2	been 'connected' with or an 'associate' of (as those terms are defined sections 38 and 43 of the Pensions Act 2004) such an employer;
21.	neither it (nor any director, officer, employee, affiliate, agent or representative of any Group Company):
21.1	is a Designated Person, is owned or controlled by a Designated Person, acts directly or indirectly on behalf of a Designated Person or is otherwise a direct or indirect target of a Sanctions Regime;
21.2	has breached, will breach, or will cause the Lender to breach any Sanctions Regime;
21.3

has permitted or authorised or shall permit or authorise any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of an Advance under the Revolving Credit Facility or other transaction(s) contemplated by this letter to fund any trade, business or other activities:

21.3.1	relating to, for any purpose involving, or for the benefit of any Designated Person; or

EH8765602.1	21

21.3.2	in any manner that would reasonably be expected to result in the Borrower breaching any Sanctions Regime or becoming a Designated Person;
21.4	is or has ever been subject to any claim, proceeding, formal notice or investigation with respect to a breach or alleged breach of any Sanctions Regime; or
21.5	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to breach, directly or indirectly, any Sanctions Regime.

Any provision of this paragraph 23 of this Schedule 2 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union or the United Kingdom).  For the avoidance of any doubt, nothing in this paragraph 23 is intended or should be interpreted or construed, as inducing any party to act in a manner that would be in breach of any provision of the Blocking Regulation;

22.

the Secured Assets are not currently subject to any Sanctions Regime nor will the ownership, operation, possession, use, leasing or any other dealing in respect of the Secured Assets by any Group Company contravene any Sanctions Regime or provide a basis for the Secured Assets or any Group Company to be designated as subject to any Sanctions Regime;

23.

it has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws; and

24.	each of the certifications made in the CLBILS Eligibility Criteria Certificate is true, accurate and complete.

EH8765602.1	22

This is the Schedule 3 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 3

GENERAL COVENANTS

1.	The Borrower shall:
1.1

ensure that its obligations in respect of the Revolving Credit Facility, the Ancillary Facility and the obligations of itself and each other Group Company under the Security Documents at all times rank ahead of all of the other Borrowings of each Group Company unless statutorily preferred;

1.2	notify the Lender in writing of any Default promptly upon becoming aware of it, at the same time describing the steps (if any) being taken to nullify or mitigate its effects;
2.	The Borrower shall, and shall procure that each other Group Company shall:
2.1

effect and maintain (with the Lender interest noted on them) sufficient and appropriate policies of insurance of its business and assets and supply copies or evidence of them on written demand by the Lender within 30 Business Days of this letter;

2.2

advise the Lender in writing promptly of any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are started or threatened, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding £100,000, or any judgment or order of a court, arbitral body or agency which is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Group Company or its assets which is reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding £100,000;

2.3	take whatever steps and execute whatever documents the Lender may reasonably require in order to give effect to the Security Documents;
2.4

have and maintain all licences and Authorisations necessary under any law or regulation affecting the conduct of its business where not having or maintaining any such licence or Authorisation would reasonably likely have a Material Adverse Effect;

2.5	comply with all laws and regulations to which it or any of its assets may be subject and promptly give to the Lender a copy of any notice concerning compliance with them;
2.6	maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business;
2.7	preserve and maintain its Intellectual Property Rights necessary for its business and observe all covenants and stipulations affecting them;

EH8765602.1	23

2.8

ensure that all pension schemes operated by or maintained for the benefit of any Group Company and/ or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any Group Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding up proceedings of any such pension scheme or any Group Company ceasing to employ any member of such a pension scheme);

2.9

ensure that no Group Company is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer;

2.10

2.10.1	obtain, maintain and ensure compliance with all requisite Environmental Licences applicable to any Group Company or any property owned by any Group Company
2.10.2	comply complies with all applicable Environmental Law; and
2.10.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to any Group Company or any property owned by any Group Company,

where failure to do so, in each case might either have a Material Adverse Effect or result in any liability for the Lender;

2.11	promptly upon becoming aware notify the Lender of:
2.11.1	any claim under any Environmental Law in respect of any property owned by any Group Company which is current, or to its knowledge, pending or threatened;
2.11.2	any circumstances reasonably likely to result in any such claim; or
2.11.3	any suspension, revocation or notification of any Environmental Licences,

which, if substantiated, might either have a Material Adverse Effect or result in any liability for Lender;

2.12	indemnify the Lender, any receiver appointed by the Lender and their respective officers, employees and agents against any loss or liability which:
2.12.1	any of them incurs as a result of any actual or alleged breach of any Environmental Law by any person; and
2.12.2	which would not have arisen if a Finance Document had not been entered into,

EH8765602.1	24

save to the extent such loss or liability is caused by the Lender's gross negligence or wilful misconduct;

2.13	maintain its "centre of main interests" (as that term is used in Article 3(1) of the EUIR) in the United Kingdom at all times;
2.14	conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws; and
2.15

within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Security Documents provide the Lender with a copy of any such notice and any notice sent by it pursuant to Part 21A of the Companies Act 2006.

3.	The Borrower shall not, and shall procure that each other Group Company shall not:
3.1	grant or permit to subsist any Security Right other than a Permitted Security Right;
3.2	incur or contract to incur or permit to subsist any Borrowings other than Permitted Borrowings;
3.3	dispose of or part with control of (whether by a single transaction or a series of transactions) any asset or undertaking other than a Permitted Disposal;
3.4	make any substantial change to the general nature of its business from that undertaken at the date of acceptance of this letter;
3.5

change its business in any way which would result in it becoming a 'relevant financial institution' for the purposes of clause 2 of The Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014. The Borrower shall promptly provide the Lender with copies of any information that the Lender may from time to time reasonably request in connection with the Borrower's status in respect of this paragraph 3.5;

3.6	carry on any business which would constitute 'excluded activities' in terms of Part 2 of the Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014;
3.7

lend or give credit to or indemnify or guarantee any other person(s) unless it is (1) to or on account of the obligations of another Group Company which has granted Full Group Security, provided that the aggregate of all loans to Schuh Ireland shall not exceed £200,000 at any time, (2) the granting of credit or the provision of an indemnity in the ordinary course of trade or (3) a Permitted Loan or Permitted Guarantee;

3.8

join any partnership or enter into any joint venture with any other person or merge or amalgamate with any other person (other than as part of a solvent reconstruction with the prior written consent of the Lender or a Permitted Joint Venture);

3.9	acquire any company (or any shares in any company) or any business other than a Permitted Acquisition or with the prior written consent of the Lender;

EH8765602.1	25

3.10	alter the accounting principles and practices applied in its Financial Statements (unless to comply with GAAP or IFRS (as applicable) or on the advice of its auditors);
3.11	alter its accounting reference date;
3.12	enter an arrangement for finance not shown in its balance sheet as Borrowings other than Permitted Borrowings;
3.13	factor or discount its debts;
3.14

allow any Group Company which is dormant to undertake any significant accounting transaction or otherwise commence trading or to acquire any assets or assume any rights or liabilities, in each case without first having granted Full Group Security;

3.15

declare or make any payment on or in relation to the Subordinated Debt or accelerate or increase any payment on or in relation to the Subordinated Debt or redeem, repay or purchase all or any of the Subordinated Debt; or

3.16

directly or indirectly use the proceeds of an Advance made under the Revolving Credit Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

4.

The Borrower shall not (and shall ensure that no member of its Covenant Group) use the Bank of England's COVID Corporate Financing Facility (the "CCFF"), the Bounce Bank Loan Scheme ("BBLS"), the Coronavirus Business Interruption Loan Scheme ("CBILS") or any facility put in place by the UK Government or the Bank of England to succeed or replace the CCFF, BBLS or CBILS.

5.	The Borrower shall not and shall procure that each other member of its Covenant Group shall not:
5.1

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or if the Borrower or such member of its Covenant Group is a partnership, any equivalent payment to its partners:

5.2	repay or distribute any dividend or share premium reserve;
5.3

pay or allow any member of its Covenant Group to pay any management, advisory or other fee to or to the order of any of the shareholders (or if the Borrower or such member of its Covenant Group is a partnership, partners) of the Borrower or such member of its Covenant Group; or

5.4	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

in each case except for, with the prior written consent of the Lender:

(i)	payment of any dividend or distribution declared prior to the date of this Facility Letter; or

EH8765602.1	26

(ii)

any payment to the extent that the same does not represent an increase to the level of equivalent payments made in the 12 months prior to the date of this Facility Letter and that would not have a material negative impact on the ability of the Borrower to make all payments due to be made by it under the Finance Documents.

6.	The Borrower shall not:
6.1	involve or include, directly or indirectly, any Designated Person in any of its dealings with the Lender or related to the Revolving Credit Facility;
6.2

directly or indirectly fund all or part of any payment under or in connection with an Advance made under the Revolving Credit Facility out of proceeds derived from business or transactions with a Designated Person or from any activity which is in breach of any Sanctions Regime; or

6.3

own, operate, possess, use, lease, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, leasing or disposal of, or any other dealing with, any Secured Asset or part thereof for any purpose which would violate, or cause the Lender or the Borrower or other member of the Group to violate, any Sanctions Regime.

7.

No Designated Person will have any property interest in any Secured Asset nor will any person, country or territory that is a subject of any Sanctions Regime supply any inputs to, receive any output from or derive any other financial or economic benefit from any Secured Asset.

8.	The Borrower shall maintain appropriate policies and procedures designed to prevent any action being taken that would be contrary to the undertakings in paragraphs 8 and 9 above.
9.

Any provision of paragraphs 8 to 10 above shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union or the United Kingdom).  For the avoidance of any doubt, nothing in paragraphs 8 to 10 above is intended or should be interpreted or construed, as inducing any party to act in a manner that would be in breach of any provision of the Blocking Regulation.

EH8765602.1	27

This is the Schedule 4 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 4

FINANCIAL COVENANTS

1.	The Borrower covenants with the Lender that Liquidity must not be less than £3,000,000 on the last Business Day of each Month falling on or prior to 30 June 2021.
2.	From 1 July 2021 onwards, the Borrower covenants with the Lender as follows:
2.1	Interest Cover

The ratio of EBITDA to Interest for each Test Period shall not be less than 4.50:1.

2.2	Leverage

The ratio of Net Borrowings as at the Test Dates set out in column 1 below to EBITDA for each Test Period ending on such Test Date shall not be more than the level set out opposite in column 2 below:

1 Test Date	2 Ratio
31 July 2021	2.50
31 October 2021	2.00
31 January 2022 (and thereafter until the Maturity Date)	1.75
3.

The financial covenants may be tested at any time and shall be tested by reference to the latest compliance certificate delivered under paragraph 1.7 of Schedule 5 based on the figures from the latest Financial Statements of the Borrower or, if more recent, to the latest management accounts of the Group provided that, where any financial covenant is tested by reference to management accounts in relation to any Test Period ending on or around the end of a financial year, it shall be tested again by reference to the Financial Statements for such financial year when the relevant Financial Statements become available. If the Lender does not receive a compliance certificate under paragraph 1.7 of Schedule 5 or if the Lender disagrees with the calculation provided in any compliance certificate it may calculate any or both of Interest Cover and Leverage and that calculation of the Lender shall prevail over any calculation by the Borrower.

4.	For the purposes of this Schedule 4:

"EBIT" means, for any specified period, the consolidated profit of the Group before the deduction of Interest and taxation or the addition of Interest receivable, disregarding profits or losses arising in respect of exceptional or extraordinary items, in each case in that period.

EH8765602.1	28

"EBITDA" means, for any specified period, EBIT for such period after adding back depreciation and amortisation or impairment of goodwill (or any other intangible assets) to the extent deducted from EBIT, in each case in that period.

"Interest" means, for any specified period, interest and any amounts in the nature of interest in relation to any Borrowings (including, without limitation, the interest element of finance leases, guarantee fees, non-utilisation fees, discount and acceptance fees and payments under any hedging arrangements on a net basis but excluding arrangement fees), in each case in that period.

"Liquidity" means the aggregate of, the cash balances of the Borrower on any account with the Lender as at such date and (provided that no Default is continuing) the Available Facility as at such date.

"Net Borrowings" means, at any time, the total Borrowings of each Group Company but:

(a)	excluding any such obligations to any other member of the Group;
(b)	including, in the case of Finance Leases only, their capitalised value;
(c)	deducting the aggregate amount of cash held by any Group Company at that time; and
(d)	excluding the Subordinated Debt,

and so that no amount shall be included or excluded more than once.

"Test Date" means 31 January, 30 April, 31 July and 31 October in each year (commencing 31 July 2021) in respect of Leverage and Interest Cover.

"Test Period" means a period of twelve months ending on a Test Date.

5.

If the accounting principles to be applied in the preparation of the Financial Statements or the management accounts of the Borrower or the Group are changed after the date of this letter (whether as a result of a change in GAAP or IFRS or the adoption of IFRS or otherwise), or the introduction or implementation of any accounting standards or rules after the date of this letter requires that any such accounting principles be changed, the Borrower shall notify the Lender of such circumstances.  If the Lender considers that the financial covenants in this Schedule require to be amended as a result of any such change in accounting principles, standards or rules the Lender and the Borrower shall negotiate in good faith to amend the financial covenants in order to provide the Lender with substantially the same protection as it would have had if the changes had not happened.  If no agreement is reached on the required amendments to this letter, the Borrower must supply with each set of its Financial Statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

EH8765602.1	29

This is the Schedule 5 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 5

FINANCIAL INFORMATION COVENANTS

1.	The Borrower covenants that it will supply to the Lender:
1.1

as soon as the same become available but in any event within 120 days after the end of each financial year of the Borrower two copies of its Financial Statements and a copy of the Financial Statements of each other Group Company;

1.2

as soon as the same become available but in any event within 60 days after the commencement of each financial year of the Borrower, its annual budget (including profit and loss account, balance sheet, cash flow forecasts and projected capital expenditure) for the next financial year and a consolidated annual budget for the Group;

1.3

once in every financial year, or more frequently if requested to do so by the Lender if the Lender reasonably suspects a Default is continuing or may have occurred or may occur, at least two directors of the Borrower (one of whom shall be the finance director) must give a presentation to the Lender about (a) the on-going business and financial performance of the Group; and (b) any other matter which the Lender may reasonably request;

1.4

at any time when (by reference to the level of EBITDA and cashflow disclosed in any financial statements provided to the Lender in terms of this letter) the financial performance of the Group is below that anticipated in the budget (as delivered pursuant to Clause 1.2 above) for the relevant period by more than 15%, as soon as they are available, but in any event within 30 days after the end of each Accounting Period, its financial statements on a consolidated basis for that Accounting Period (to include cumulative management accounts for the financial year to date);

1.5

as soon as they are available, but in any event within 30 days after the end of each month in each financial year of the Borrower, management accounts (including profit and loss account, balance sheet and cash flow statements) on a consolidated basis for the Group and showing a comparison with budget together with commentary by the finance director on those management accounts;

1.6

as soon as they are available, but in any event within 7 days after the last date of each month in each financial year of the Borrower, cashflow forecasts on a 13 weekly look-forward basis which shall include projections on cash balances;

1.7

at the same time as it delivers the Financial Statements or the management accounts referred to above, a certificate of compliance with the financial covenants set out in Schedule 4 signed by a director of the Borrower, setting out in reasonable detail supporting computations and in form and content acceptable to the Lender; and

EH8765602.1	30

1.8	such further information regarding the business, assets, financial condition and/ or operations of any Group Company Entity as the Lender may reasonably request from time to time.
2.	The Borrower also covenants that:
2.1	it will ensure that all Financial Statements delivered by it show a true and fair view of the financial position of the relevant Group Company;
2.2

it will ensure that all Financial Statements delivered by it in terms of paragraph 1.1. above and all management accounts delivered by it in terms of paragraph 1.5 above are prepared in accordance with GAAP accounting principles and practices consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any Financial Statements it notifies the Lender that there has been a change in the accounting principles and/or policies (including, without limitation, any change to reflect the adoption of IFRS) and the Borrower (or, if requested by the Lender, its auditors) delivers to the Lender:

2.2.1	a description of any change necessary for those Financial Statements to reflect the accounting principles and practices upon which the Original Financial Statements were prepared; and
2.2.2

sufficient information (in form and substance acceptable to the Lender) to enable the Lender to determine whether the Borrower has complied with the terms of Schedule 4 and to make an accurate comparison between the financial position shown in the Original Financial Statements and the subsequent Financial Statements or management accounts;

and any reference to such Financial Statements or management accounts shall be construed as a reference to those Financial Statements or management account as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

2.3

it will identify from any consolidated accounts prepared for itself and its Subsidiaries the financial performance of any undertaking included in those accounts as a subsidiary undertaking (which is not a Subsidiary) and will provide details of all financing agreements and arrangements to which any Group Company is a party which need not be shown in the Financial Statements of the Borrower;

2.4

it will ensure that details of all bank accounts operated by any Group Company (other than with the Lender) are made available to the Lender on a monthly basis and that a statement of all credit balances on such accounts is included in the management accounts provided to the Lender in terms of paragraph 1.5 above; and

2.5

it will promptly provide to the Lender such documentation and/or information as the Lender may request from time to time in relation to the Group (or any Group Company or any other person connected with any Group Company) in order for the Lender to comply with any law, regulation or guidelines applicable to it from time to time (including, without limitation, any anti-money laundering or "know your customer" rules).

EH8765602.1	31

This is the Schedule 6 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 6

EVENTS OF DEFAULT

1.

The Borrower or Genesco fails to pay any sum due under a Finance Document on its due date, other than as a result of the failure of the appropriate payment transmission system provided that such payment is made to the Lender within three Business Days of the due date;

2.

any written information or projection given or any representation, warranty or statement made or repeated by or on behalf of any Group Company or Genesco under the Finance Documents (whether before or after the date of this letter) is incorrect, inaccurate, incomplete or, misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 15 Business Days of notice by the Lender calling for its remedy (or such other period (if any) as the Lender may agree) of the earlier of (i) the Lender giving notice to the Borrower or relevant Group Company or (ii) the Borrower or a Group Company becoming aware of the breach;

3.

any Borrowings of any Group Company (other than under a Finance Document) are not paid when due for payment (whether because of acceleration or otherwise) or within any originally permitted period of grace, any of its Borrowings (or any commitment for any Borrowings) are cancelled or suspended by a creditor as a result of an event of default (however described) or any creditor of all or any of the Group Companies becomes entitled to declare any such borrowings due and payable prior to their stated maturity, provided in each case that the aggregate amount of the Borrowings is more than £100,000;

4.

the Borrower fails to comply with the terms of Schedule 4 or any Group Company fails to comply with the terms of clause 2.1 or any of paragraphs 3.1, 3.2, 3.3, 3.13, 3.16, 4, 5, 6, 7 or 8 of Schedule 3;

5.

any Group Company or any other person fails to comply with any other covenant, undertaking or obligation given or owed by it under a Finance Document which is not remedied to the satisfaction of the Lender within 15 Business Days after the first of (1) a Group Company being aware of the failure or (2) notice by the Lender calling for its remedy (should the Lender reasonably consider it to be remediable);

6.

any Group Company or Genesco ceases or threatens to cease to carry on all or a material part of its business or a significant part of it (except as a result of a Permitted Disposal or as part of a solvent reconstruction approved by the Lender);

7.

any Group Company or Genesco suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986;

8.	a proposal is made or a nominee or supervisor is appointed for any Group Company for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other

EH8765602.1	32

arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt;
9.

any step is taken (including, without limitation, the making of an application or the giving of any notice) by a Group Company or by any other person to appoint an administrator in respect of any Group Company;

10.

any steps are taken (including, without limitation, the making of an application or the giving of any notice) by a Group Company or Genesco (without the prior written consent of the Lender) or any other person to wind up or dissolve any Group Company or Genesco or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to any Group Company or Genesco or any part of its undertaking or assets (other than a winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised);

11.

any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered by the Lender to be defensible or vexatious, in good faith) is levied, enforced or sued against a Group Company or Genesco or its assets having an aggregate value of £250,000 or more, or any person validly takes possession of any of the property or assets of a Group Company or steps are taken by any person to enforce any Security Right against any of the property or assets of a Group Company or Genesco, and is not discharged within 10 Business Days;

12.

any event occurs or proceedings are taken in respect of a Group Company or Genesco in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs 6 to 10 (inclusive) above;

13.

any Finance Document ceases to be in full force and effect or all or any part of a Finance Document ceases to be legal, valid, binding, enforceable or effective (or a Group Company or Genesco so alleges) or any consent required to enable a Group Company or Genesco to perform its obligations under a Finance Document ceases to have effect;

14.

it is or becomes unlawful for the Borrower, any Group Company or Genesco to perform any of its obligations under the Finance Documents or any security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful;

15.

any obligation or obligations of the Borrower, any Group Company or Genesco under the Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents;

16.

the Borrower, any Group Company or Genesco rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Security Documents or evidences an intention to rescind or repudiate a Finance Document or any Security Documents or Genesco exercises (or purports to exercise) all or any of its rights under Clause 11 of the Genesco Guarantee;

EH8765602.1	33

17.

any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect when made;

18.

any Group Company (other than the Borrower) ceases to be a wholly-owned subsidiary of the Borrower without the prior written consent of the Lender except as a result of a disposal which is a Permitted Disposal;

19.

any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of any Group Company which is terminated, withheld or modified and which will be reasonably likely to have a Material Adverse Effect;

20.

the Borrower amends, varies, supplements, supersedes, waives or terminates its Constitutional Documents in any way that has a material and adverse impact on the Lender without the prior written consent of the Lender;

21.	in the reasonable opinion of the Lender at any time after the date of this letter:
21.1	there is a risk of material liability to the Lender under Environmental Law or because it has taken security (direct or third party) for the Revolving Credit Facility; or
21.2	the value of any asset of any Group Company may be diminished in any material way because of Environmental Law; or
21.3	any Group Company does not comply with regulations or the law applicable to its business or with Environmental Law or Licence(s) which failure to comply will have a Material Adverse Effect;
22.

the Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower in a manner which the Lender (acting reasonably) considers material in the context of the Finance Documents;

23.

any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Group Company or Genesco or their assets (disregarding for this purpose any litigation which the Lender (acting reasonably) is satisfied is frivolous or vexatious) which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect; or

24.	any other circumstance or event occurs or arises which has or which will have a Material Adverse Effect.

EH8765602.1	34

This is the Schedule 7 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 7

NOTICE OF DRAWDOWN

[Schuh Limited Headed Paper]

To:	Lloyds Bank plc
25 Gresham Street
London
EC2V 7HN

Date: [●] 20[●]

Dear Sirs

As required under clause 1 of the facility letter dated [●] 2020 (the "Facility Letter") between the Lender and ourselves as Borrower in respect of banking facilities of £19,000,000 (the "Facilities"), we now give you notice of our intention to drawdown under the Facilities as follows:

1.	Date of Drawdown: [●]
2.	Facility and Amount: Advance of £[●]
3.	Payment instructions: [●]
4.	We confirm that:
4.1

the matters represented by us and set out in Schedule 2 of the Facility Letter [(save for those set out in paragraphs [●], [●] and [●])] are true and accurate on the date of this notice as if made on that date; and

4.2	no Default has occurred and is continuing or would result from the proposed drawdown.

Words and expressions in this notice shall bear the same meaning as in the Facility Letter.  This is a Finance Document.

Yours faithfully

_________________________

Director/Secretary

EH8765602.1	35

This is the Schedule 8 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 8

OFFICER'S CERTIFICATE

[Schuh Limited Headed Paper]

To:	Lloyds Bank plc (the "Lender")
25 Gresham Street
London
EC2V 7HN

Lloyds Bank plc (the "Security Trustee")
25 Gresham Street
London
EC2V 7HN

Date: [●] 20[●]

Re:Schuh Limited (the "Company")

Registered Office:   1 Neilson Square, Deans Industrial Estate, Livingston EH54 8RQ

Registered Number:SC125327

Revolving Credit Facilities of £19,000,000 (the "Facilities")

I, [insert full name], a director or company secretary of the Company certify that:

1.

the Company has the necessary power to borrow and to incur the liabilities specified in the letter(s) from the Lender dated [●] 2020 offering the Facilities (the "Facility Letter(s)") and to draw down the Facilities;

2.	no borrowing or guarantee limit of the Company will be exceeded by any borrowing under the Facility Letter(s);
3.

the board of directors of the Company has duly authorised [insert full names of those authorised] to accept the Facility Letter(s), to draw down the Facilities and to execute all documentation necessary to complete the security specified in Schedule 1 of the Facility Letter(s) (the "Security") and all other documentation to be entered into by the Company pursuant to the terms of the Facility Letter (together with the Facility Letter and the Security (the "Finance Documents");

4.	the individuals specified in 3 above were at the time of execution of the documentation referred to above and remain duly appointed [directors] [authorised signatories] of the Company;

EH8765602.1	36

5.	the board of directors and, where necessary, the shareholders of the Company have resolved that the granting of the Security is for the commercial benefit of the Company;
6.

the resolutions giving the authorisation referred to above were validly passed at a properly convened meeting of the board of directors of the Company and, as the case may be, at a properly convened meeting of the shareholders of the Company, such resolutions contain:

6.1	declarations of interest by the directors of the Company sufficient to comply with the Companies Act 2006 and the articles of association of the Company; and
6.2	confirmation by the directors that there is no reason to believe that:
6.2.1	the Company will be unable able to pay its debts as they fall due; or
6.2.2	the value of the Company's assets will be less than the value of its liabilities, taking into account its contingent and prospective liabilities,

either as at the date of the Finance Documents or as a consequence of the Company's entry into the Finance Documents.

7.	in relation to the Company:
7.1	each person has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Company;
7.2	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of any shares issued by the Company.
8.

declarations of interest by the directors of the Company sufficient to comply with the Companies Act 2006 and the articles of association of the Company and such resolutions are in full force and effect.

I attach (1) a list of all the directors of the Company and confirm that those persons listed are all the directors of the Company as at the date of this letter, (2) a copy of the Certificate of Incorporation [and Certificate(s) of Incorporation on Change of Name] of the Company (3) a copy of the current "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of the Company and (4) a group structure chart and confirm that each copy referred to in items (1) to (4) and each copy document delivered pursuant to Schedule 1 of the Facility Letter is true, complete and up to date.

This certificate is authorised by the board of directors of the Company.

________________________

Director/Secretary

EH8765602.1	37

This is the Schedule 9 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 9

CLBILS ELIGIBILITY CRITERIA CERTIFICATE

[Schuh Limited Headed Paper]

To:	Lloyds Bank plc (the "Lender")
25 Gresham Street
London
EC2V 7HN

Date: [●] 20[●]

Re:Schuh Limited (the "Company")

Registered Office:   1 Neilson Square, Deans Industrial Estate, Livingston EH54 8RQ

Registered Number:SC125327

Revolving Credit Facilities of £19,000,000 (the "Facilities") offered to the Company in the letter(s) from the Lender dated [●] 2020 (the "Facility Letter(s)")

Terms and expressions defined in the Facility Letter(s) shall bear the same meanings when used in this certificate unless otherwise defined in this certificate, and:

"Commission Recommendation" means Commission Recommendation 2003/361/EC of 6 May 2003 concerning the definition of micro, small and medium-sized enterprises;

"Group" means the Company and all partner enterprises and linked enterprises of the Company, as such terms are defined in the Commission Recommendation, except that for these purposes any partner enterprise or linked enterprise of the Company that is a private equity or venture capital entity shall be ignored; and

"Turnover" means turnover as calculated using the methodology set out in the Commission Recommendation, except that for these purposes any partner enterprise or linked enterprise that is a private equity or venture capital entity shall be ignored.

I, [insert full name], a director or company secretary of the Company certify that:

1.	the Company is not, and no other member of the Group is:
1.1

a credit institution that is subject to Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2015 establishing a framework for the recovery and resolution of credit institutions and investment firms;

1.2	a firm with a Part 4A permission to carry on the regulated activity of accepting deposits and which is a credit institution;
1.3	a building society; or

EH8765602.1	38

1.4	an EEA bank,

as each term is defined in the Prudential Regulation Authority Rulebook as at 1 April 2020;or

1.5	a firm with permission to effect contracts of insurance or carry out contracts of insurance (other than a UK ISPV);
2.	the Company is a [limited liability company incorporated in England and Wales/Scotland]/[a partnership];
3.	the Company is not classified to the public sector by the Office of National Statistics or a state funded primary or secondary school;
4.	the Company or the Group has a business proposition that can reasonably be expected to enable it to meet its repayment obligations under the Facility Letter(s);
5.	the Turnover of the Group for the last 12 months is more than £45,000,000;
6.

the Group is or will be engaged in activity which generates turnover (whether or not such activity is carried on with the intention to create profit) in the United Kingdom on the first date it draws the facilities under the Facility Letter(s);

7.

[more than 50 per cent of the total income of the Group is derived from the activity of the Group which generates turnover (whether or not such activity is carried on with the intention to create profit);][1]

8.	the Company was not, on 31 December 2019, an "undertaking in difficulty" as defined in Article 2(18) of the Commission Regulation (EU) No 651/2014 of 17 June 2014;
9.	the Company has been negatively impacted by the Coronavirus (COVID-19);
10.	the Company will only use the Facilities for the Specified Purpose and to support trading in the United Kingdom;
11.

[OPTION 1: [double the annual wage bill in respect of the United Kingdom business of the Company (including social charges as well as the cost of personnel working on the undertaking's site but formally in the payroll of subcontractors) for [2019]/[the last year available]]/[the estimate of the wage bill in respect of the United Kingdom business of the Company (including social charges as well as the cost of personnel working on the undertaking's site but formally in the payroll of subcontractors) of the first two years of operation]2]is [●]]. OR

[OPTION 2: 25 per cent of the total turnover of the United Kingdom business of the Company in 2019 is [●]] OR

[1]	To be included if the Group derives income from sources other than its trading activity.
[2]	Use this option if the Company is incorporated on or after 1 January 2019.

EH8765602.1	39

[OPTION 3: the liquidity needs of the Company's United Kingdom business for the next 12 months, based on the forecasts provided in the Schedule to this certificate are [●]].3

Therefore, the "Maximum Amount" for the purpose of the Facilities is [●].4

12.

the total amount of the Facilities, when aggregated with the total amount of all other facilities made available or proposed to be made available to the Group under the Coronavirus Large Business Interruption Loan Scheme, does not exceed £200,000,000;

13.

no Security Right (other than a Permitted Security Right) exists over the property or assets of any Group Company and no Group Company has indemnified or guaranteed any other person(s) other than in accordance with clause 3.7 of Schedule 3;

14.	the Facilities provide an economic benefit to the Company; and
15.

no member of the Group has used, or is currently applying to use, the Bank of England's COVID Corporate Financing Facility, the Bounce Bank Loan Scheme or the Coronavirus Business Interruption Loan Scheme unless, in respect of the Bounce Bank Loan Scheme or the Coronavirus Business Interruption Loan Scheme, the Facilities will refinance the whole of any facility made available under such schemes.

This certificate is authorised by the board of directors of the Company.

________________________

Director/Secretary

[3]	This option requires a 12 month forecast to be delivered, including calculations in reasonable detail.
[4]

In accordance with the CLBILS Eligibility Criteria, the Maximum Amount shall be in amount of: (a)(i) equal to or greater than £50,000; and (ii) less than or equal to £200,000,000; and (b) the highest of Option 1, Option 2 or Option 3.

EH8765602.1	40

[SCHEDULE: LIQUIDITY REQUIREMENT FORECASTS]5

[●]

[5]	To be provided if Company elects Option 3 under paragraph 11 in CLBILS Eligibility Criteria Certificate.

EH8765602.1	41

This is the Schedule 10 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 10

DEFINITIONS AND INTERPRETATION

1.	Definitions

"Accounting Period" means each of the twelve periods in any Financial Year for which the Borrower is to prepare monthly management accounts.

"Accounting Principles" means generally accepted accounting principles in the UK, including IFRS.

"Advance" means an advance made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that advance.

"Ancillary Facility" means any facility or facilities for working capital purposes at any time given to a Group Company by the Secured Parties and the amount outstanding thereunder (as the context requires).

"Authorisation" means an authorisation, approval, consent, resolution, licence, exemption, filing, notarisation or registration.

"Available Facility" means the Revolving Credit Limit minus:

(a)	all outstanding Advances drawn under the Revolving Credit Facility; and
(b)

in relation to any proposed Advance, the total aggregate principal amount of any Advance or Advances to be made under the Revolving Credit Facility on or before the proposed date of drawdown, other than, in relation to any proposed Advance, the principal amount of any Advances that are due to be repaid or prepaid on or before the proposed date of drawdown.

"Base Rate" means the official bank rate of the Bank of England from time to time. Base Rate may be varied (either up or down) at any time. If Base Rate changes, the change will be immediately reflected in the rate of interest charged or calculated on an Advance.  Notice of changes is currently displayed in United Kingdom branches of the Lender and on the Lender's website.

"Blocking Regulation" means Council Regulation (EC) No 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

"Borrowings" means (without double counting):

(a)	money borrowed or raised and includes capitalised interest;

EH8765602.1	42

(b)	any liability under any bond, note, debenture, loan stock, redeemable preference share capital or other instrument or security;
(c)	any liability for acceptance or documentary credits or discounted instruments;
(d)	any liability for the acquisition cost of assets or services payable on deferred payment terms where the period of deferment is more than ninety days;
(e)	any liability under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements or arrangements;
(f)	the net liability under any derivative transaction protecting against or benefiting from fluctuations in any rate or price;
(g)	any other arrangements having the commercial effect of borrowing; and
(h)	any liability under any guarantee or indemnity in respect of any obligation falling within (a) to (g) (inclusive) above.

"Business Acquisition" means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for normal business in London and Edinburgh.

"Capital Expenditure" means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

"Certified Copy" means a copy certified as true, complete and up to date by the specified person or, if no-one is specified, by either a director or secretary of the relevant Group Company or the Borrower's solicitors.

"Change of Control" means the occurrence of any of the following:

(a)	any person or group of persons acting in concert gains direct or indirect control of Genesco;
(b)	Genesco ceases to have legal and beneficial ownership of the entire issued share capital of UK Acquisition Company;
(c)	UK Acquisition Company ceases to have legal and beneficial ownership of the entire issued share capital of SGL;

EH8765602.1	43

(d)	SGL ceases to have legal and beneficial ownership of the entire issued share capital of Holdings;
(e)	Holdings ceases to have legal and beneficial ownership of the entire issued share capital of the Borrower;
(f)	the Borrower ceases to have legal and beneficial ownership of Schuh Ireland; or
(g)	any person or group of persons acting in concert gains direct or indirect control of the Borrower.

For the purposes of this definition:

"control" of the Borrower means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Borrower; or
(A)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or
(B)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; and/or
(C)

the holding beneficially of more than 50% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)	"control" of Genesco means:
(i)

any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right being an "option right") directly or indirectly, of more than 50% of the equity securities of Genesco entitled to vote for members of the board of directors or equivalent governing body of

EH8765602.1	44

Genesco on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); and/or
(ii)

during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent body of Genesco cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in paragraph (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in paragraphs (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)

"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower.

"CLBILS Eligibility Criteria Certificate" means a certificate in the form set out in Schedule 9 executed by a director or secretary of the Borrower.

"Commission Recommendation" means Commission Recommendation 2003/361/EC of 6 May 2003 concerning the definition of micro, small and medium-sized enterprises.

"Covenant Group" means the Borrower and all partner enterprises and linked enterprises of the Borrower, as such terms are defined in the Commission Recommendation, except that for these purposes any partner enterprise or linked enterprise of the Borrower that is a private equity or venture capital entity shall be ignored.

"Dangerous Substances" means any substances capable of causing harm to man or any other living organism or damaging the environment.

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under any agreement or letter setting out the terms of or constituting any liabilities or any combination of any of the foregoing) be an Event of Default.

"Default Rate" means the rate which is two per cent. higher than the rate at which interest is paid on the Advances under Revolving Credit Facility.

"Designated Person" means a person listed on the European Union's Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions, the Consolidated List of Financial Sanctions Targets issued by Her Majesty's Treasury of the United Kingdom, the Specially Designated Nationals and Blocked Persons list issued by the Office of Foreign

EH8765602.1	45

Assets Controls of the US Department of Treasury or any similar list issued or maintained or made public by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

"Distribution Park" means the subjects known as 240 (and formerly known as Plot D, Phase II), J4M8 Distribution Park, Bathgate, EH48 2EA being the subjects (IN THE FIRST PLACE) registered in the Land Register of Scotland under Title Number WLN39760; and (IN THE SECOND PLACE) the subjects at J4M8 Distribution Park lying to the north west of Inchmuir Road, Whitehill Industrial Estate, by Bathgate, shown tinted pink on the plan 2 contained in Schedule 4 to the fifth amendment and restatement agreement between, among others, the Borrower and the Lender, and forming part of the subjects registered under Title Number WLN6795.

"Environmental Law" means all laws and regulations concerning the protection of human health or welfare or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

"Environmental Licence" means any licence, Authorisation or approval required by Environmental Law.

"EUIR" means Council Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings (recast).

"Event of Default" means an event set out in Schedule 6.

"Existing Retail Facilities" means the retail and merchant service facilities currently provided by Lloyds Cardnet to the Group.

"Finance Documents" means this letter, any compliance certificate, any Hedging Documents, the Intercreditor Agreement, any Notice of Drawdown, the Security Documents, the Security Trust Agreement, any letter or agreement in relation to an Ancillary Facility, any letter or agreement in relation to the Retail Facilities, any letters or agreements in relation to any banking facilities or other arrangements provided from time to time to any member of the Group by any of the Secured Parties, all documents ancillary or supplemental to any of them and any other document designated as such by the Lender and the Borrower.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with the Accounting Principles in force on or prior to 31 December 2018, be treated as a finance or capital lease.

"Financial Statements" means the audited annual profit and loss account, balance sheet and cash flow statement of the relevant company for each of its financial years (consolidated for each financial year during which that company has a subsidiary) together with related directors' and auditors' reports and notes.

"Financial Year" means the annual accounting period of the Borrower ending on or about 31 January.

EH8765602.1	46

"Fixed Charge Asset" means an asset for the time being comprised within a mortgage, fixed charge or assignment by way of security created by any Security Document by a Group Company in favour of the Security Trustee.

"Full Group Security" means guarantees in favour of the Security Trustee from each Group Company on account of the obligations of each other Group Company and such security documents by each Group Company (comprising fixed and floating charges) as the Lender may require.

"GAAP" means generally accepted accounting principles and practices in the United Kingdom.

"Genesco" means Genesco Inc., a corporation registered in Tennessee.

"Genesco Guarantee" means the guarantee granted by Genesco in favour of the Security Trustee dated on or around the date this letter.

"Genesco Jersey" means Genesco (Jersey) Limited, a company incorporated in Jersey with registered number 109908 and with its registered office at 44 Esplanade, St Helier, Jersey JE4 9WG.

"Group" means the Borrower and each of its Subsidiaries and "Group Company" is to be construed accordingly.

"Hedging Documents" means any master agreement, confirmation, transaction, schedule or other agreement entered into or to be entered into by the Borrower for the purpose of hedging interest payable under this letter together with all other documents referred to in, or supplemental to, such documentation.

"Holdings" means Schuh Holdings Limited (Registered No. SC265833).

"IFRS" means international accounting standards, as defined in the IFRS Regulation, adopted from time to time by the European Commission in accordance with the IFRS Regulation.

"IFRS Regulation" means EC Regulation No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards.

"Increased Cost" means:

(a)	an additional or increased cost incurred by the Lender as a result of it having entered into, or performing, maintaining or funding its obligations under this letter; or
(b)

that portion of an additional or increased cost incurred by the Lender in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Revolving Credit Facility; or

EH8765602.1	47

(c)	a reduction in any amount payable to the Lender or in the effective return to the Lender under the Revolving Credit Facility or on its capital; or
(d)	the foregone amount of any payment made or interest or other return on or calculated by reference to any amount received or receivable by the Lender under the Revolving Credit Facility,

in each case arising as a result of any change, introduction, interpretation or administration of any law or regulation after the date of this letter or any compliance after the date of this letter with any law or regulation relating to reserve assets, special deposits, cash ratios, liquidity or capital adequacy requirements or any other form of banking or monetary control (including controls and requirements of the Bank of England, the Prudential Regulation Authority, the Financial Conduct Authority, the European Central Bank or any other governmental or regulatory authority) or the introduction of, changeover to or operation of a single or unified European currency or otherwise but excluding (1) payments in respect of Tax under clause 9.1 of this letter or (2) costs not generally applicable to United Kingdom banks.

"Intellectual Property Rights" means patents, patent applications, trade marks, community trade marks, service marks, trade names, brand names, domain names, registered designs, copyright and all other industrial and intellectual property rights.

"Intercreditor Agreement" means the intercreditor agreement made between the Borrower, Genesco Jersey, the Lender, Lloyds Bank Corporate Markets plc and the Security Trustee dated on or around the date of this letter.

"Interest Payment Date" means the following dates: 31 October, 31 January, 30 April and 31 July.

"Interest Period" means each period of three months, the first of which will start on drawdown and end on (and include) the first Interest Payment Date. Each subsequent Interest Period shall start on the expiry of the previous Interest Period and end on (and include) the next following Interest Payment Date.

"ITA" means the Income Tax Act 2007.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Lender" means Lloyds Bank plc, a company registered in England & Wales with registered number 00002065 and having its registered office at 25 Gresham Street, London EC2V 7HN and its successors, assignees and transferees.

"Lender Group" means Lloyds Banking Group plc and any Subsidiary of it from time to time.

"Listing" means a listing of all or any of the shares of the Borrower (or any other Group Company) on any official list or an admission to trading of all or any of the shares of the

EH8765602.1	48

Borrower (or any other Group Company) on any recognised investment exchange (as defined in Section 285 of the Financial Services and Markets Act 2000) or market of any country (or the sale or issue of any such shares on any such exchange or market);

"Lloyds Retail Facilities" means the retail and merchant services facilities (if any) provided to the Group by a member of the Lender Group from time to time.

"Margin" means two point five per cent per annum (2.5%) provided that, if the Borrower breaches any of the financial covenants set out in Schedule 4, the Margin shall be increased by 2% from the rate otherwise prevailing for so long as such breach continues.

"Material Adverse Effect" means any effect which, in the reasonable opinion of the Lender, is likely to:

(a)	adversely affect the ability of the Borrower to comply with its payment obligations under a Finance Document;
(b)	give rise to a breach of the financial covenants set out in Schedule 4;
(c)	adversely affect the business, property, assets, prospects or condition (financial or otherwise) of the Borrower; or
(d)	adversely affect the Lender's rights or remedies under (or the validity, enforceability or effectiveness of) any Finance Document.

"Maturity Date" means 36 months from the date of this signed letter.

"Neilson Square" means the heritable property situated at 1 Neilson Square, Deans Industrial Estate, Livingston EH54 8EQ (Title Number WLN1738).

"New Shareholder Injection" means the aggregate amount of cash subscribed for by any holding company of the Borrower for ordinary shares in the Borrower or for subordinated loan notes (or other subordinated debt instruments) in the Borrower, such subordination to be on terms acceptable to the Lender.

"Notice of Drawdown" means a written notice in the form set out in Schedule 7 requesting drawdown of an Advance under the Revolving Credit Facility.

"Officer's Certificate" means, in respect of a company, a certificate in the form set out in Schedule 8 executed by a director or secretary of that company.

"Original Financial Statements" means the audited consolidated financial statements in respect of the Borrower for the period ended 31 January 2020.

"Pensions Regulator" means the regulator established by, and in terms of, the Pensions Act 2004.

"Permitted Acquisition" means:

EH8765602.1	49

(a)

Capital Expenditure of the Group provided that in respect of any Financial Year the aggregate of which shall not exceed 115% of the amount approved by the Lender in the Budget (or in any updated or changed Budget) for that Financial Year;

(b)	an acquisition by a Group Company of an asset sold, leased, transferred or otherwise disposed of by another Group Company in circumstances constituting a Permitted Disposal; or
(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue.

"Permitted Borrowings" means:

(a)	the Revolving Credit Facility;
(b)	the Ancillary Facility;
(c)	the Subordinated Debt;
(d)	Borrowings between Group Companies where each have granted Full Group Security;
(e)	arising under a Permitted Loan or a Permitted Guarantee;
(f)

under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed £100,000 (or its equivalent in other currencies) at any time;

(g)

commitments of members of the Group under finance lease, hire purchase or conditional sale agreements or equivalent arrangements, the principal amount of which does not at any time exceed £100,000 (or its equivalent in other currencies) in aggregate;

(h)

of any person acquired by a Group Company after the date of this Agreement  which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(i)	arising under a Permitted Loan or a Permitted Guarantee;
(j)	arising in respect of the Retail Facilities;
(k)	arising by way of a New Shareholder Injection; and
(l)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed £100,000 (or its equivalent) in aggregate for the Group at any time.

EH8765602.1	50

"Permitted Disposals" means:

(a)	the disposal of stock subject only to a floating charge in favour of the Security Trustee on an arms' length basis in the ordinary course of trading;
(b)

disposals of obsolete or redundant assets (other than Fixed Charge Assets, other assets subject to a fixed charge or security in favour of the Security Trustee and any heritable or leased property in Scotland) which are no longer required for the business of any Group Company for cash;

(c)

disposals of assets (other than Fixed Charge Assets, other assets subject to a fixed charge or security in favour of the Security Trustee and any heritable or leased property in Scotland) in exchange for replacement assets comparable or superior as to type, value and quality;

(d)	the disposal of assets to another Group Company which has granted Full Group Security;
(e)	a disposal arising as a result of any Permitted Security Rights;
(f)

disposals of assets if the higher of the sale price and the market value of the assets disposed of (whether by a single transaction or a series of transactions) when taken together with all other disposals in any financial year (other than those under paragraphs (a), (b) or (c) above) made by the Group is not in total more than £200,000 in any financial year.

"Permitted Guarantee" means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade; and
(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade.

"Permitted Joint Venture" means any investment in any Joint Venture where the Borrower has obtained the prior written consent (not to be unreasonably withheld or delayed) of the Lender for the investment in that Joint Venture.

"Permitted Loan" means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;
(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Borrowings (except under paragraph (i) of that definition);
(c)

a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed £100,000 (or its equivalent) at any time; and

EH8765602.1	51

(d)	any other loan so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed £100,000 (or its equivalent) at any time.

"Permitted Share Issue" means an issue of:

(a)	ordinary shares by the Borrower to employees, paid for in full in cash upon issue and which by their terms are not redeemable and where such issue does not lead to a Change of Control of the Borrower;
(b)

shares by a Group Company which is a Subsidiary to its immediate holding company where (if the existing shares of the Subsidiary are the subject of the Security Documents) the newly-issued shares also become subject to the Security Documents on the same terms.

"Permitted Security Rights" means:

(a)	liens and rights of set-off securing obligations which are not overdue beyond their standard payment dates, arising by operation of law in the ordinary and usual course of trading;
(b)	Security Rights arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary and usual course of trading;
(c)	any security or quasi-security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (f) of the definition of "Permitted Borrowings";
(d)	any security in favour of Bank of Scotland plc or any other member of the Lender Group by any member of the Group;
(e)	the floating charge in favour of Genesco (Jersey) Ltd granted by the Borrower dated 14 April 2020;
(f)	Security Rights granted in terms of the Finance Documents or with the prior written approval of the Lender;
(g)

any security securing Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of security given by any Group Company other than any permitted under the preceding paragraphs) does not exceed £100,000 (or its equivalent in other currencies).

"Properties" means Neilson Square and Distribution Park.

"Retail Facilities" means the retail and merchant services facilities used by the Group from time to time (including, without limitation, the Existing Retail Facilities and the Lloyds Retail Facilities).

EH8765602.1	52

"Revolving Credit Limit" means £19,000,000.

"Rollover Advance" means one or more Advances:

(a)	made or to be made on the same day that a maturing Advance is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the maturing Advance;
(c)	made or to be made to the same Borrower for the purpose of refinancing a maturing Advance.

"Sale" means any transaction (including, without limitation, any sale, transfer, lease or other disposal and any series of transactions whether taking place at the same time or not) pursuant to which all or substantially all of the business and assets of the Borrower or of the Group are sold to any person (other than a Group Company which has granted Full Group Security).

"Sanctions Authority" means the United Nations, the United States of America, the European Union, the United Kingdom, the respective governmental institutions and agencies of any of the foregoing or any other institution or agency that implements, administers or enforces any economic, financial, sectoral or trade sanctions regime in a jurisdiction of relevance to the Revolving Credit Facility or the Lender.

"Sanctions Regime" means any economic, financial, sectoral or trade sanctions implemented, administered or enforced by any Sanctions Authority.

"Schuh Ireland" means Schuh (ROI) Limited, incorporated in Ireland with registered number 272987.

"Secured Assets" means all of the assets which from time to time are or are expressed to be subject to the Security Documents.

"Secured Parties" means the "Secured Parties" as defined in the Security Trust Agreement or any of them as the context requires and "Secured Party" shall be construed accordingly.

"Security Documents" means the documents listed under the heading of Security in Schedule 1 and any other documents entered into by a Group Company from time to time creating or evidencing any Security Right or guarantee in favour of the Security Trustee.

"Security Right" means any mortgage, charge, standard security, right in security, security, pledge, lien, right of set-off, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, assets or undertaking.

"Security Trust Agreement" means the security trust agreement dated on or around the date of this Letter between the Lender, Lloyds Bank Corporate Markets plc, the Borrower and the Security Trustee.

EH8765602.1	53

"Security Trustee" means Lloyds Bank plc as security trustee on behalf of the Secured Parties.

"Senior Management Event" means if any of Colin Temple, David Gillan-Reid, Kenneth Ball and Phil Whittle cease to be employed by the Borrower (as Managing Director, Finance and HR Director, IT director and Retail Director respectively) (the date on which any of such individuals cease to be so employed being for these purposes, in each instance, the "Trigger Date") and, following the presentation to the Lender of the Group's alternative arrangements for the senior management of the Group (including, without limitation, the identity of the proposed new Managing Director, Finance and HR Director, IT director and Retail Director, as appropriate) within 120 days of any Trigger Date, the Lender, acting reasonably, does not provide a written consent to such cessation within 180 days of any Trigger Date. This definition shall also apply to any replacement person approved by the Lender in accordance with the terms of this definition as if references in this definition to Colin Temple, David Gillan-Reid, Kenneth Ball and Phil Whittle were references to that replacement person.

"SGL" means Schuh Group Limited, a company incorporated under the Companies Act with company number SC379625 and having its registered office at 1 Neilson Square, Deans Industrial Estate, Livingston, West Lothian, EH54 8RQ.

"Specified Purpose" means providing economic benefit to the business of the Borrower or the Group, including, but not limited to, investment and working capital, or, refinancing an existing facility used for any such purposes.

"Sterling" and the figure "£" shall mean the lawful currency of the United Kingdom.

"Subordinated Debt" means the £50,000,000 fixed rate secured loan notes due 2025 of the Borrower issued to Genesco (Jersey) Limited.

"Subsidiary" means:

(a)	a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006; and
(b)	any company which would be a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 but for any security subsisting over shares in that company from time to time.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

"UK Acquisition Company" means Genesco (UK) Limited (Reg. No. 7667223).

"Valuation" means a valuation of the Secured Assets or the business and affairs of the Group (as directed by the Lender) by the Valuer and addressed to the Lender, prepared at

EH8765602.1	54

any time for the purposes of this letter on the basis of the market value of such assets, business and/ or affairs.

"Valuer" means such firm of chartered surveyors as may be appointed by the Borrower with the approval of the Lender.

"VAT" means value added tax, sales tax or any similar tax.

2.	Interpretation

Any reference in this letter to:

(a)

statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation.

(b)	"including" shall not be construed as limiting the generality of the words preceding it;
(c)	a Default (including an Event of Default) is "continuing" if it has not been remedied or waived;
(d)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(e)	any clause, paragraph or schedule shall be construed as a reference to the clauses in this letter, the schedules to this letter and the paragraphs in such schedules;
(f)	any term or phrase defined in the Companies Act 2006 (as amended from time to time) shall (whether or not it is capitalised) bear the same meaning in this letter;
(g)	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(h)

this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

(i)

a person is to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity;

(j)	any person is to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect;

EH8765602.1	55

(k)	any word or phrase includes all derivations thereof.

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.

EH8765602.1	56

This is the Schedule 11 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 11

FORM OF DATA PROTECTION AND DISCLOSURE DECLARATION

DATA PROTECTION AND DISCLOSURE DECLARATION – BORROWER

"I/We,

Insert full name of individual(s) completing the form

acknowledge in relation to the CLBIL application of

Name of Borrower

that personal data shall be used in the following ways:

(1)	being communicated to each of:
(i)	the Secretary of State for Business, Energy and Industrial Strategy its agents and auditors (the "Guarantor");
(ii)

the British Business Bank plc, any affiliate of the British Business Bank plc and any of their advisers, agents or contractors including professional advisers and consultants, auditors and advisers carrying out due diligence;

(iii)	processing agents, fund managers, delivery partners and companies providing services to the British Business Bank and its affiliates; and
(iv)

Government departments and Devolved Administrations (including but not limited to the National Audit Office, Office for National Statistics, HM Treasury and the Department for Business, Energy and Industrial Strategy) and other politicians or government members (i.e. ministers).

(the "Guarantor Relevant Parties");

(2)	being used by the Guarantor and any Guarantor Relevant Parties:
(i)

for analytical and administrative purposes (including to keep a record of the types of borrowers and/or applicants applying for a Coronavirus Large Business Interruption Loan ("CLBIL") Scheme facility);

(ii)	to contact me in connection with the CLBIL Scheme;
(iii)	to make enquiries about the CLBIL Application of:

Name of Borrower
(iv)	to take up references about me and the business;
(v)	to give information about me and the business to any other party referred to in paragraph (1) above or to any official involved in running or monitoring the CLBIL Scheme; and

EH8765602.1	57

(vi)	to evaluate the effectiveness of the CLBIL Scheme; and
(3)	if a scheme facility is made available to

Name of Borrower

by the Lender) being retained by the relevant recipient for a minimum of ten (10) years after the initial drawdown date at such scheme facility:

and otherwise being used in accordance with the British Business Bank Privacy Notice found at https://www.british-business-bank.co.uk/privacy -notice/.

I acknowledge that I have the right to request that any personal data held by or behalf of any of the parties referred to in paragraph (1) above, be verified, amended, deleted or otherwise modified.  I acknowledge whilst I have the right to make such requests, the personal data may continue to be used as necessary to administer the Coronavirus Large Business Interruption Loan Scheme.  I acknowledge that any such requests made by me should be addressed to the British Business Financial Services Limited acting as Agent for the Guarantor at the following address, or such other address as may be notified to me by the Lender from time to time:

The British Business Bank

Steel City House

West Street

Sheffield S1 2GQ

Email: DataProtection@british-business-bank.co.uk.

I acknowledge that I may lodge a complaint with the Information Commissioner if I consider that my rights under (i) the Data Protection Act 2018, (ii) the Privacy and Electronic Communications (ED Directive) Regulations 2003 (SI 2003/2426), (iii) any other United Kingdom or European Union laws (with direct effect) relating to processing of personal data and privacy or (iv) any laws or guidance that replaces them (including the European Union's General Data Protection Regulation (Regulation (EU) 2016/679) have been infringed as a result of the processing of Personal Date by the parties referred to in paragraph (1) above.

[only to be included where the declaration is signed on behalf of a limited company, limited partnership or partnership

I confirm that I have authority to enter into this declaration on behalf of

                                                                                                   Name of Borrower

and have provided notice of data processing details to relevant individuals.

Signature

EH8765602.1	58

Signed	Signed
Print Name	Print Name
Position	Position
Date	Date

To be signed by each person who is required to sign the Lender's Scheme Facility Letter in respect of this CLBIL application.

EH8765602.1	59

This is the Schedule 12 referred to in the preceding facility letter between the Lender and Schuh Limited dated         October 2020

SCHEDULE 12

FORM OF INFORMATION DECLARATION

[On the Lender's letterhead]

Lender organisation:	[●]
Facility type	[●]
Business name:	[●]
CBILS reference:	[●]
Facility amount:	£[●]

System generated identification reference:	[●]
What is the legal name of the Applicant business:	[●]
What is the trading name of the Applicant if the Applicant trades under another business name?	[●]
What is the legal form of the Applicant?	[●]
What is the Applicant's company registration number (if applicable)?	[●]
What is the current (or where none, forecast) annual turnover of the Applicant (or, if the Applicant is a Group Company, the aggregate Group turnover)?	£[●]
Is (or will) more than 50% of the above turnover (be) generated by trading activity?	[●]
What is the commencement of trading date of the Applicant business?	[●]
What is the post code of the Applicant's main business address? [In instances where the Applicant's postcode is not available please enter the lender's postcode]	[●]

EH8765602.1	60

The initial value of the facility covered by the CBILS guarantee is:	[●]
What is the term of the facility for which the guarantee is required?	[●] years
At what frequency will the Applicant make repayments of the principal of the Scheme Facility?	[●]
What Standard Industrial Classification (SIC) code (from the UK Standard Industrial Classification 2007) best describes the business sector in which the Scheme Facility will be used?	[●]
SIC code activity description:	[●]
Specify the type of Scheme Facility being applied for:	[●]
What is the principal purpose for which the Scheme Facility will be used?	[●]

To be completed by the Applicant

The Lender's ability to provide you with the Scheme Facility is dependent upon the Lender receiving a guarantee from or on behalf of the UK Government under the Coronavirus Large Business Interruption Loan Scheme ("CLBILS")

I/we confirm to the Lender and the UK Government under the CLBILS scheme that:

▪	all the answers I have given here are true and accurate
▪	I have not left any information out which is relevant to the above
▪	information in all other documents I may have given you is true and accurate
▪	I understand that:
▪	the UK Government will provide a partial guarantee of my Scheme Facility in favour of the Lender
▪

the guarantee is not provided to me and I remain fully liable for the repayment of the whole of this facility at all times and in the event that I default on the terms of  the facility, the Lender is entitled to seek to recover the full amount outstanding from me

EH8765602.1	61

IMPORTANT: The information contained in this document forms part of the formal application for an CLBILS facility. If any of the information contained in this declaration is incorrect the facility must be cancelled and a new application submitted. This document cannot be altered.

Subject to the application of certain exemptions, information you provide in this document may be subject to disclosure under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004.

EH8765602.1	62

Signed
Print name
Position
Date

Signed
Print name
Position
Date

Signed
Print name
Position
Date

Signed
Print name
Position
Date

Signatories to be the same as those persons who are required to sign the Lender's Scheme Facility Letter.

EH8765602.1	63